Exhibit 99.D.III
Capital Guardian
Capital Guardian Trust Company
120 South State College Boulevard
Brea, California 92821
Phone (714) 671-7000
06-15-2007
VIA OVERNIGHT COURIER
THE NCF INVESTMENT DEPARTMENT OF
NEW COVENANT TRUST COMPANY, N.A.
200 East Twelfth Street, Suite B
Jeffersonville, Indiana 47130
Attention:       Mr. George Rue, III
                         Chief Investment Officer

Re:	Amendment to Amended and Restated Sub-Advisory Agreement dated May 14, 2001, as amended (the “Agreement”) — The NCF Investment Department of New Covenant Trust Company, NA. (the “Adviser”) — Capital Guardian Trust Company’s (the “Sub-Adviser”) account #44282700 (the “Account”)
Dear Mr. Rue,
We are writing to formally document a change in fee schedule for the Account’s ACWE ex-U.S. mandate, effective July 1, 2007. As such, this letter will serve as an amendment to the Agreement in accordance with Section 10 thereof.
Accordingly, the Account’s current ACWE ex-U.S. fee schedule, Schedule A to the Agreement, shall be replaced in its entirety with the fee schedule attached hereto.
Otherwise, and unless revoked or further amended by the Adviser and the Sub-Adviser in writing, the Sub-Adviser shall continue to provide its services to the Adviser pursuant to the terms of the Agreement.
Please acknowledge your concurrence with the foregoing by executing and returning the duplicate original of this letter enclosed, whereupon this letter and your acceptance shall constitute a binding agreement between the Adviser and the Sub-Adviser, effective July 1, 2007. A self-addressed overnight envelope has been enclosed for your use.
Best regards,

ACKNOWLEDGED AND ACCEPTED:

CAPITAL GUARDIAN TRUST COMPANY	THE NCF INVESTMENT DEPARTMENT OF NEW COVENANT TRUST COMPANY, N.A.

By:	/s/ Christian Webster	By:	/s/ George W. Rue
Name:	Christian Webster	Name:	George W. Rue
Title:	Assistant Vice President	Title:	Senior Vice President

Enclosures
cc:            Jeff Paster
The Capital Group Companies
Capital International       Capital Guardian       Capital Research and Management       Capital Bank and Trust       American Funds

SCHEDULE A
To the Sub-Advisory Agreement
Between New Covenant Trust Company N.A. and
Capital Guardian Trust Company

Name of Fund	Compensation	Date
New Covenant Growth Fund	0.750% of the first $25 Million in Assets;	July 1, 2007

0.600% of the next $25 Million in Assets;

0.475% of next $200 Million in Assets;

0.425% over $250 Million in Assets;

(less 10% eleemosynary discount)